Exhibit 99.2

14375 NW Science Park Drive

Portland, OR 97229

July 28, 2011

CFO Commentary on Second Quarter 2011 Financial Results and Updated 2011 Outlook

Financial Information

Please reference accompanying financial information in the corresponding 2011 second quarter earnings press release dated July 28, 2011 at http://investor.columbia.com/results.cfm

Summary

We achieved record second quarter net sales of $268.0 million, an increase of 21 percent, compared to second quarter 2010, with changes in foreign currency exchange rates contributing 3 percentage points of that growth. Second quarter 2011 net loss totaled $13.6 million, or $(0.40) per diluted share, compared to net loss of $10.6 million, or $(0.31) per diluted share, for the second quarter of 2010.

The second quarter is the company’s smallest revenue quarter, historically accounting for approximately only 15 percent of annual net sales, as the Company winds down spring shipments and begins fall deliveries, which amplifies the effect on income of changes in timing of shipments and the incremental fixed cost structure of the company’s operations. As a result, year-over-year brand, regional, and category net sales comparisons often produce large percentage variances due to the small base of comparison and shifts in the timing of shipments.

We maintained our FY2011 outlook for net sales growth of 14 to 16 percent and an approximate 50 to 70 basis point increase in FY2011 operating margin compared to FY2010. The Full Year 2011 Outlook section below explains the factors contributing to this outlook.

Second Quarter Financial Results

(All comparisons below are between second quarter 2011 and second quarter 2010, unless otherwise noted.)

Net Sales

Columbia Brand

Columbia brand net sales increased $39.7 million, or 20 percent, to $239.1 million, with double-digit net sales growth in every product category. Most of the growth was concentrated in the LAAP and EMEA regions, reflecting earlier shipments of Fall 2011 advance orders to independent distributors in those regions.

Mountain Hardwear Brand

Mountain Hardwear brand net sales increased $4.4 million, or 24 percent, to $22.7 million, with growth in all product categories, concentrated in the LAAP and U.S. regions.

Regions

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U.S. net sales increased $5.3 million, or 4 percent, to $129.0 million, driven primarily by 39 percent growth in direct-to-consumer sales, on strong comparable store sales growth (48 stores in both periods) and increased ecommerce sales. U.S. wholesale net sales declined 8 percent, reflecting a planned shift in the timing of shipments of Fall 2011 advance orders compared with Fall 2010, combined with fewer reorders and greater cancellations due primarily to unseasonable spring weather. Excluding the effects of timing, our full-season Spring 2011 U.S. wholesale net sales are expected to increase mid-single-digits over Spring 2010.

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Net sales in the Latin America & Asia Pacific (LAAP) region increased $24.8 million, or 48 percent, to $76.6 million, including a 9 percentage point benefit from changes in currency exchange rates. Net sales in Korea increased 42 percent, including a 6 percentage point benefit from changes in currency exchange rates, and were driven by increased retail sales of Columbia and Mountain Hardwear brands. Japan net sales increased 36 percent, including a 16 percentage point benefit from changes in currency exchange rates, and reflected the market’s steady recovery from the earthquake and tsunami events of March 11, 2011. Net sales to LAAP distributors grew 77 percent, primarily reflecting earlier shipments of Fall 2011 advance orders made possible by more timely production.

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Net sales in the Europe, Middle-East & Africa (EMEA) region increased $15.0 million, or 39 percent, to $53.6 million, including a 5 percentage point benefit from changes in currency exchange rates. Earlier shipments of Fall 2011 advance orders resulted in a 77 percent increase in net sales to EMEA distributors in the quarter. Net sales in EMEA direct markets increased 3 percent, including a 9 percentage point benefit from changes in currency exchange rates.

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Net sales in Canada increased $1.1 million, or 14 percent, to $8.8 million, including a 6 percentage point benefit from changes in currency exchange rates, with Columbia, Mountain Hardwear and Sorel brands contributing to that growth.

Product Categories

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Outerwear net sales increased $18.7 million, or 43 percent, on increased sales of the Columbia brand in all regions, including earlier shipments of Fall 2011 advance orders to distributors in the EMEA and LAAP regions.

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Sportswear net sales increased $14.3 million, or 12 percent, on growth in the Columbia brand to EMEA and LAAP distributors, benefiting from earlier shipments of Fall 2011 advance orders, as well as growth in Korea and Japan.

•	Footwear net sales increased $11.3 million, or 29 percent, on increased Columbia brand sales in all regions.

•	Accessories & Equipment net sales increased $1.9 million, or 11 percent, primarily on increased net sales of the Columbia brand in the LAAP region.

Gross Margin

Second quarter 2011 gross margins were 41.9 percent, a decline of 180 basis points compared to last year’s second quarter, resulting from:

•	a higher proportion of shipments to EMEA and LAAP distributors which carry lower gross margins than direct wholesale and retail sales,

•	a higher proportion of close-out product sales at lower gross margins,

partially offset by:

•	increased direct to consumer sales at higher gross margins,

•	lower airfreight costs, and

•	favorable foreign currency hedge rates.

Selling, General and Administrative (SG&A) Expense

SG&A expense increased 19 percent to $134.5 million, representing 50.2 percent of net sales, compared to 51.1 percent in last year’s second quarter. The $21.0 million increase was primarily the result of:

•	unfavorable effect of currency translations,

•	expansion of direct-to-consumer operations globally,

•	information technology initiatives, including our ERP implementation, and

•	additions to staff to support business initiatives and growth.

Second quarter SG&A expense included a 90 basis point favorable shift in timing of advertising expenses from the second quarter into the second half of 2011.

Operating Loss

Operating loss was $18.6 million versus an operating loss of $14.7 million, in the second quarter of 2010.

Income Tax Benefit and Net Loss

Income tax benefit equated to a 25.4 percent tax rate, compared to a 26.0 percent rate in second quarter 2010.

Net loss totaled $13.6 million, or $(0.40) per diluted share, compared with net loss of $10.6 million, or $(0.31) per diluted share, in second quarter 2010.

Dividends

At its regular board meeting on July 22, 2011, the board of directors authorized a quarterly dividend of $0.22 per share payable on September 1, 2011 to shareholders of record on August 18, 2011.

Balance Sheet

The balance sheet remains very strong with cash and short-term investments totaling $298.3 million compared to $398.3 million at the same time last year.

Consolidated accounts receivable at June 30, 2011 increased 20 percent, to $174.8 million, compared to $145.5 million one year ago, which is in line with the 21 percent increase in second quarter net sales.

Consolidated inventories at June 30, 2011 totaled $422.0 million, an increase of $111.5 million, or 36 percent, from one year ago. The increase is primarily the result of the following factors, which we discussed in last quarter’s commentary:

•	earlier receipts of Fall 2011 production to fulfill advance orders for delivery in the second half of 2011;

•	excess Fall 2010 inventory, intentionally held for sale primarily through company-owned retail outlet stores in the second half of 2011;

•	higher Spring 2011 inventory compared to Spring 2010, reflecting fewer reorders and greater cancellations of advance orders; and

•	the effect of a weaker U.S. dollar on translation of non-U.S. inventory balances.

Year-to-date 2011 Cash Flow

Net cash provided by operations through the first half of 2011 was $12.0 million, compared to $16.5 million in the first half of 2010. The variance reflected the combined effect of decreases in working capital liabilities and increased inventory, partially offset by increased collection of accounts receivable compared with the same period last year.

Capital expenditures totaled $24.4 million compared to $16.5 million in the first half of 2010.

The company paid quarterly cash dividends of $14.2 million during the first half of 2011 and made no repurchases of common stock. Approximately $78.8 million remains under the current share repurchase program. The repurchase program does not obligate the Company to acquire any specific number of shares or to acquire shares over any specified period of time.

Full Year 2011 Outlook

Our annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal profitability pattern weighted toward the second half of the fiscal year.

We reaffirmed our previous expectations of achieving 50 to 70 basis points of operating margin leverage in fiscal 2011 compared with fiscal 2010 through a combination of:

•	14-16 percent increase in net sales,

•	approximately 100 basis point expansion of gross margins, and

•	increased licensing income, partially offset by

•	approximately 50 basis point expansion in selling, general & administrative (SG&A) expenses as a percentage of net sales.

Our expectation for a 14-16 percent increase in FY2011 net sales is based primarily on:

•	the actual 15 percent increase in first half 2011 sales,

•	the 19 percent increase in global Fall 2011 wholesale backlog announced on April 28,

•	anticipated increased direct-to-consumer sales, and

•	the estimated effect of changes in foreign currency exchange rates.

We expect to achieve a 100 basis point expansion of gross margins in FY2011 which will be determined primarily by the net effect of the following factors over the course of the entire year:

•	lower anticipated costs to expedite production and delivery of Fall 2011 advance orders to wholesale customers relative to those incurred in 2010,

•	a higher proportion of higher-margin direct-to-consumer sales, and

•	favorable foreign currency hedge rates, partially offset by

•	the impact of higher manufacturing input costs.

We expect an approximate 50 basis point increase in SG&A as a percentage of net sales in FY2011 to be driven by the net anticipated effect of the following factors over the course of the year:

•	increased expenses associated with various information technology initiatives across the organization, including the costs of our multi-year ERP implementation;

•	timing and magnitude of actual 2010 investments and anticipated 2011 investments in additional personnel to support business initiatives and growth;

•	unfavorable effect of foreign currency fluctuation, partially offset by

•	SG&A leverage from our direct-to-consumer operations; and

•	reduced selling expenses as a percentage of net sales due to the internalization of our North American and European sales organizations during 2009 and 2010.

We are currently projecting 2011 capital expenditures toward the higher end of the previously discussed range of $52 to $57 million.

Third Quarter 2011 Outlook

We expect a low double-digit percentage increase in third quarter 2011 net sales compared with third quarter 2010, primarily reflecting the increase in Fall 2011 backlog and increased direct-to-consumer sales, partially offset by the shift into the second quarter of a greater proportion of shipments of Fall 2011 advance orders to EMEA and LAAP distributors. In addition, over 50 percent of our anticipated second-half 2011 sales growth is being driven by our footwear business, both Sorel and Columbia brand, and the majority of these advance orders are scheduled to ship in the fourth quarter. These shifts, combined with the anticipated growth of our direct-to-consumer business, are expected to result in second-half net sales and operating income being more evenly distributed between the third and fourth quarters compared with 2010.

We expect third quarter 2011 operating income of approximately $70 million to $74 million, compared with third quarter 2010 operating income of $68.5 million, with a 25 basis point increase in gross margins and increased licensing income, partially offset by approximately 100 basis points of SG&A expense expansion. The expected increase in third quarter gross margin assumes lower airfreight costs, a lower proportion of shipments to EMEA and LAAP distributors and favorable foreign currency hedge rates, partially offset by the effect of higher input costs and a slightly higher volume of close-out product sales. Anticipated third quarter SG&A expansion is affected by the same factors described above as contributing to the anticipated increase in full year SG&A.

We are currently planning the third quarter and full year income tax rate at 27 percent.

All projections related to anticipated future results are forward-looking in nature and are based on existing and anticipated backlog and forecasts, which may change, perhaps significantly.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, operating costs, operating margins, SG&A expenses, licensing income, tax rates, product innovations, and planned investments in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this commentary, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2010 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this commentary include: unfavorable economic conditions generally and weakness in consumer confidence and spending rates; changes in international, federal and/or state tax policies and rates, which we expect to increase; international risks, including changes in import limitations and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner, the failure of which could lead to increased costs and/or order cancellations; unforeseen increases and volatility in input costs, such as cotton and/or oil; our reliance on product acceptance by consumers; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects consumer demand for the company’s products; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry (which we expect to increase); business disruptions and acts of terrorism or military activities around the globe; our ability to effectively implement our IT infrastructure and business process initiatives; the operations of our computer systems and third party computer systems; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this commentary to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.